Exhibit 10(xxx)

First Professionals Insurance Company, Inc.
Jacksonville, Florida
Anesthesiologists’ Professional Assurance Company
Coral Gables, Florida
and
Intermed Insurance Company
St. Louis, Missouri

Medical Professional Liability Excess of Loss Reinsurance Contract
Terms Effective:  January 1, 2004

Business Reinsured

A.

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called “policies”) issued or renewed on or after the effective date hereof and classified by the Company as follows:

	1.	Professional Liability business and ancillary coverages, covering Physicians, Surgeons, Dentists, Chiropractors, Podiatrists and other Allied Medical Practitioners and their Professional Associations;

	2.	Health Care Facilities Liability and ancillary coverages, including employed medical technicians, partnerships, corporations and limited liability companies;

subject to the terms, conditions and limitations hereinafter set forth.

B.	Coverage hereunder may include prior acts coverage and/or extended discovery or reporting coverage when provided on original policies.

Commencement and Termination

A.

Subject to paragraphs B and C, below, this Contract shall become effective on January 1, 2004, with respect to claims made against or reported to the Company on or after that date as respects policies allocated to underwriting years commencing on or after that date and shall continue in force thereafter until terminated.

B.	As respects policies issued by Intermed Insurance Company prior to January 1, 2000 for the first $1,000,000 of limits:

Losses occurring prior to January 1, 2000, on occurrence form policies whether expired prior to, or in force at, January 1, 2000, but where a claim as respects the loss occurrence is first made to the Company during the effective period of this Contract.  As respects this paragraph B, no loss occurrence will be covered both hereunder and under any prior Contract, nor will any loss occurrence be covered hereunder if the loss occurrence was reported to the Company by the insured prior to January 1, 2000.

C.

As respects Extended Reporting Endorsements issued by Intermed Insurance Company prior to January 1, 2000, on policies written for the first $1,000,000 of limits:  claims made during the effective period of this Contract.

D.	Either party may terminate this Contract on any December 31 by giving the other party not less than 90 days prior written notice by certified mail.

E.

Notwithstanding paragraph D above, the Company may terminate this Contract or the share of a Subscribing Reinsurer at any time by giving the Subscribing Reinsurer not less than 30 days prior written notice in the event any of the following circumstances occur:

	1.	The Subscribing Reinsurer’s policyholders’ surplus at the inception of any underwriting year has been reduced by more than 25.0% of the amount of surplus 12 months prior to that date; or

2.

The Subscribing Reinsurer’s policyholders’ surplus at any time during any underwriting year has been reduced by more than 25.0% of the amount of surplus at the date of the Subscribing Reinsurer’s most recent financial statement filed with regulatory authorities and available to the public as of the inception of this Contract; or

3.

The Subscribing Reinsurer’s A.M. Best’s rating has been assigned or downgraded below A- and/or Standard and Poor’s Counterparty Credit and Financial Strength rating is assigned or downgraded below A-; or

	4.	A State Insurance Department or other legal authority has ordered the Subscribing Reinsurer to cease writing business; or

5.

The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary) or proceedings have been instituted against the Subscribing Reinsurer for the appointment of a receiver, liquidator, rehabilitator, conservator or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operations; or

	6.	The Subscribing Reinsurer has ceased assuming new and renewal property and casualty treaty reinsurance business.

F.

Unless the Company elects to reassume the unearned reinsurance premium in force on the effective date of termination, and so notifies the Reinsurer to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months, plus odd time and any extension of coverage for extended discovery or reporting coverage, following the effective date of termination.

G.

Any claims made under the extended reporting coverage provision shall be deemed to have been made on the date the original policy expired or was cancelled.  Premium for such extended reporting coverage shall be considered fully earned by the reinsurer on the last date the original policy was in force.

H.

“Underwriting year” as used herein shall mean the period from January 1, 2004 through December 31, 2004, and each subsequent 12-month period thereafter, unless this Contract is terminated, in which event the final underwriting year shall be from the beginning of the then current underwriting year through the date of termination.  All premiums and all claims or losses from both new and renewal policies incepting during a given underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such claims are made or losses occur (subject to the “cutoff” provisions of paragraph F of this Article).

Any extended reporting period provided under a subject policy shall be deemed to incept during the same underwriting year as the subject policy.

Territory

This Contract shall be world-wide in its geographic scope.

Exclusions

See attached.

Retention and Limit

A.

Coverage A:  As respects all business covered hereunder, subject to the inuring Coverage B, below, the Company shall retain and be liable for the first $500,000 of ultimate net loss each insured, each claim or occurrence.  The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed $2,500,000 as respects each insured, each claim or occurrence.

As respects paragraph B., Commencement and Termination, the maximum aggregate amount of ultimate net loss recoverable hereunder from occurrence policies issued by Intermed is $4,000,000 per underwriting year.

The Company shall purchase or be deemed to have purchased inuring excess reinsurance to limit its loss subject hereto from any one coverage any one policy (exclusive of loss in excess of policy limits or extra contractual obligations) to $1,000,000 per claim or occurrence.

B.

Coverage B (cessions layer): As respects all business covered hereunder with limits attaching, the Company shall retain and be liable for the first $1,000,000 of ultimate net loss each insured, each claim or occurrence:

1.

The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed $4,000,000 as respects each insured, each claim or occurrence, for:  all Health Care Facilities, all Clinics and Corporations, all individual Dentists, and all individual Doctors in Arkansas; and

2.

The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company’s retention, but the liability of the Reinsurer shall not exceed $1,000,000 as respects each insured, each claim or occurrence, for individual insureds, not included in 1. above.

As respects business written in the State of Kansas, the Company’s retention shall be deemed to include coverage provided by the Healthcare Stabilization Fund.

Provided that a policy cession has been made to Coverage B, a separate limit shall be payable by Reinsurers for Extra Contractual Obligations (ECO) and Loss in Excess of Policy Limits (XPL), without a separate retention by the Company other than their 10% ECO / XPL co-participation.

C.

The Company shall purchase or be deemed to have purchased inuring excess reinsurance to limit its loss subject hereto from any one coverage any one policy (exclusive of loss in excess of policy limits or extra contractual obligations) to $5,000,000 and $7,000,000 in the aggregate.

D.	Loss Adjustment Expense pro rata in addition to the limit or included in the limit, to follow the Company’s original policy.

Definitions

See attached.

Claims and Loss Adjustment Expense

A.

Whenever a claim is reserved by the Company for an amount greater than $250,000 and/or whenever a claim appears likely to result in a claim under this Contract, the Company shall notify the Reinsurer.  All cases of serious injury which, regardless of considerations of liability or coverage, in the opinion of the Company, might result in a claim under this Contract shall be reported to the Reinsurer, including, but not limited to the following:

	1.	Brain injury with significant cognitive, behavioral or physical residual damages;

	2.	Quadriplegia or paraplegia including Cauda Equina Syndrome;

	3.	Fatalities or significantly diminished life expectancy of wage earners or parents with minor children;

	4.	Any claim where the Company sustains a verdict for loss in excess of the policy limit and/or any action alleging extra contractual or bad faith obligations against the Company;

	5.	Any declaratory judgment action brought by or against the Company where the expense amount is greater than $50,000.

The Company will provide individual claim reports on reported claims to the Reinsurer and will provide updates as needed.

B.	The Reinsurer shall have the right to participate, at its own expense, in the defense of any claim or suit involving this reinsurance.

C.

All claim settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid by the Company.

D.

In the event of loss hereunder, loss adjustment expense incurred by the Company in connection therewith which does not reduce the Company’s limit of liability under the policy involved shall be shared by the Company and the Reinsurer in the proportion the ultimate net loss paid or payable by the Reinsurer bears to the total loss paid or payable by the Company, prior to any reinsurance recoveries, but after deduction of all salvage, subrogation and other recoveries.  However, if a verdict or judgment is reduced by any process other than by the trial court, resulting in an ultimate saving to the Reinsurer, or a judgment is reversed outright, the expenses incurred in securing such reduction or reversal shall be shared by the Company and the Reinsurer in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment which do not reduce the Company’s limit of liability under the policy involved shall be shared in proportion to each party’s interest in such original verdict or judgment.  The Reinsurer’s liability for such loss adjustment expense shall be in addition to its liability for ultimate net loss.

Reinsurance Premium

A.	Coverage A

	1.	As respects First Professionals Insurance Company:

As premium for the reinsurance provided hereunder during each underwriting year, the Company shall pay the Reinsurer 10.4% of its gross net written premium applicable to all subject business for the underwriting year.

The Company shall pay the Reinsurer an annual deposit premium of $23,000,000 in four equal installments of $5,750,000, at January 1, April 1, July 1, and October 1 of each underwriting year.  In the event this Contract is terminated prior to any December 31, no deposit premium installments shall be due after the effective date of termination.

	2.	As respects Anesthesiologists’ Professional Assurance Company:

As premium for the reinsurance provided hereunder during each underwriting year, the Company shall pay the Reinsurer 20.5% of its gross net written premium applicable to all subject business for the underwriting year.

The Company shall pay the Reinsurer an annual deposit premium of $4,850,000 in four equal installments of $1,212,500, at January 1, April 1, July 1, and October 1 of each underwriting year.  In the event this Contract is terminated prior to any December 31, no deposit premium installments shall be due after the effective date of termination.

	3.	As respects Intermed Insurance Company:

As premium for the reinsurance provided hereunder during each underwriting year, the Company shall pay the Reinsurer 26.5% of its gross net written premium applicable to all subject business for the underwriting year.

The Company shall pay the Reinsurer an annual deposit premium of $9,250,000 in four equal installments of $2,312,500, at January 1, April 1, July 1, and October 1 of each underwriting year.  In the event this Contract is terminated prior to any December 31, no deposit premium installments shall be due after the effective date of termination.

As respects the items 1, 2, and 3 above, within 60 days after the end of each underwriting year, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for the underwriting year, computed in accordance with the paragraphs above, and any additional premium due the Reinsurer shall be paid by the Company with its report, and any return premium due the Company shall be remitted promptly.  In the event this Contract is terminated prior to any December 31, premium due shall be pro rated accordingly.

4.

“Gross net written premium” (GNWP) as used herein is defined as gross written premium of the Company for primary policy limits of $1,000,000 each claim or less for the classes of business reinsured hereunder, less cancellations and return premiums, and less premiums ceded by the Company for inuring facultative reinsurance, if any.

B.	Coverage B (cessions layer):

	1.	As premium for the reinsurance provided hereunder during each underwriting year, the Company shall pay the Reinsurer 100% of its gross excess limits net written.

2.

Within 30 days following the end of each calendar quarter, the Company shall report its gross excess limits net written premium applicable to subject business.  The premium due the Reinsurer, less any commission thereon, shall be paid by the Company with its report.

3.

“Gross excess limits net written premium” as used herein is the full gross written premium of the Company for the classes of business reinsured hereunder for policy limits greater than $1,000,000 each claim, less cancellations and return premiums, and less premiums ceded by the Company for inuring facultative reinsurance, if any.

C.	Both Layers

Regardless of the option chosen by the Company at expiration or cancellation, in the event the Company is bound by statute or regulation to continue coverage, the Reinsurers will continue to receive premium as set forth above on such policies quarterly as earned.

Ceding Commission –Coverage B (cessions layer):

As respects Coverage B, the Reinsurer shall allow the Company a 22.5% commission on all premiums ceded to the Reinsurer hereunder.  The Company shall allow the Reinsurer return commission on return premiums at the same rate.

Profit Sharing – Coverage A

A.

The Reinsurer shall pay the Company profit sharing equal to 35.0% of the net profit in accordance with the provisions of paragraphs B and C hereunder, if any, accruing to the Reinsurer during each accounting period.  The first accounting period shall be from January 1, 2004 through December 31, 2004, and each subsequent 12-month period that this Contract continues in force thereafter shall be a separate accounting period.  In the event this Contract is terminated, the final accounting period shall be from the beginning of the then current accounting period through the date of termination if this Contract is terminated on a “cutoff” basis, or through the end of the “runoff” period if this Contract is terminated on a “runoff” basis.

B.

The Reinsurer’s net profit for each accounting period shall be calculated in accordance with the following formula, it being understood that a positive balance equals net profit and a negative balance equals net loss:

	1.	Premiums earned for policies allocated to the accounting period; less

	2.	Expenses incurred by the Reinsurer at 30.0% of premiums earned for policies allocated to the accounting period; less

	3.	Losses incurred for policies allocated to the accounting period; less

	4.	IBNR as original (to correspond with LOC funding); less

	5.	The Reinsurer’s net loss, if any, from the immediately preceding accounting period of this Contract and/or Reinsurer net loss, if any, carried forward from the following Agreements:

		a.	First Professionals Insurance Company Casualty Excess of Loss Reinsurance Agreement CXS-3014(1994) for calendar years 1994 and 1995; and/or

		b.	First Professionals Insurance Company Physicians, Dentists, and Chiropractors Casualty First through Fourth and Clash Excess of Loss Reinsurance Agreement AR 4302, for calendar year 1996; and/or

c.

First Professionals Insurance Company Physicians, Dentists, and Chiropractors Casualty First through Fourth and Clash Excess of Loss Reinsurance Agreement AR 4373, for calendar years 1997 through 1999; and/or

		d.	FPIC Insurance Group Medical Malpractice and Lawyers Professional Liability Excess of Loss Reinsurance Agreement AR 12427, for calendar years 2000, 2001, 2002, and 2003; less

	6.	The Reinsurer’s net loss, if any, from Coverage B of this Contract, calculated as follows:

		a.	Premiums earned for policies allocated to the accounting period; less

		b.	Ceding Commission allowed hereon, less

		c.	Expenses incurred by the Reinsurer at 30.0% of net premiums earned (premiums earned less ceding commission thereon) for policies allocated to the accounting period; less

		d.	Losses incurred for policies allocated to the accounting period; less

		e.	IBNR as original (to correspond with LOC Funding); less

f.

The Reinsurer’s net loss, if any, from the immediately preceding accounting period (beginning with the January 1, 2003 Medical Malpractice Liability Excess of Loss Reinsurance Agreement, Second layer, now Coverage B).  It is understood that the net loss, if any, from an accounting period shall be carried forward to extinction.

C.

The Company shall calculate and report the Reinsurer’s net profit within 45 days after 24 months following the end of each accounting period, and within 45 days after the end of each 12-month period thereafter until all losses subject hereto have been finally settled.  At the first calculation, one-third of the profit sharing will be payable; at the second calculation, (first re-calculation), two-thirds (less any amount previously paid) will be payable; and at the third and subsequent calculations, the full amount (less any amounts previously paid) will be payable.  Any return profit sharing shown to be due the Reinsurer shall be paid by the Company with its report.

D.

“Losses incurred” as used herein shall mean ceded losses and loss adjustment expense paid as of the effective date of calculation, plus the Company’s ceded reserves for losses and loss adjustment expense outstanding as of the same date, it being understood and agreed that all losses and related loss adjustment expense under policies allocated to an accounting period shall be charged to that accounting period, regardless of the date said losses actually occur, unless this Contract is terminated on a “cutoff” basis, in which event the Reinsurer shall have no liability for claims made or occurrences commencing after the effective date of termination.

E.

“Premiums earned” as used herein shall mean the ceded written premiums for policies (or endorsements) allocated to the accounting period, less the unearned portion thereof as of the effective date of calculation, it being understood that all premium from policies (or endorsements) allocated to an accounting period shall be credited to that accounting period, unless this Contract is terminated on a “cutoff” basis and the Company reassumes the unearned premium as of the effective date of termination.

Other Reinsurance

The Company shall be permitted to maintain underlying “Net Account Quota Share Reinsurance” which will be disregarded for purposes of this reinsurance.  In addition, the Company may purchase individual facultative reinsurance, which may inure to the benefit of this reinsurance.  Premiums for inuring reinsurance, if any, shall be deducted from the subject premiums hereunder.

For informational purposes, the Companies maintain intercompany reinsurance, which applies after this reinsurance.

Other Provisions

Salvage and Subrogation
Offset (BRMA 36C)
Access to Records (BRMA 1A)
Net Retained Lines (BRMA 32E)
Errors and Omissions (BRMA 14F)
Liability of the Reinsurer
Currency (BRMA 12A)
Taxes (BRMA 50B)
Federal Excise Tax (BRMA 17A)
Unauthorized Reinsurers (Evergreen LOC, Outstanding Losses/LAE and IBNR) (See attached)
Insolvency
Arbitration (BRMA 6J)
Service of Suit (BRMA 49E)
Agency Agreement
Intermediary (BRMA 23A)

Wording

As expiring and underlying as far as applicable, to be agreed Leading Underwriter only

Several Liability Notice – LSW 1001 (Reinsurance)

The Subscribing Reinsurer’s obligations under contracts of reinsurance to which they subscribe are several and not joint and are limited solely to the extent of their individual subscriptions.  The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

Exclusions

A.	This Contract does not apply to and specifically excludes the following:

	1.	Reinsurance assumed by the Company other than:

		a.	Intra-company reinsurance; and

		b.	Policies underwritten by the Company but issued by another carrier at the Company’s request and reinsured 100% by the Company.

	2.	Business produced and underwritten by others.

	3.	Hospital Professional Liability and related General Liability Business.

	4.	Occurrence form policies except for those policies noted in paragraph B of Commencement and Termination.

	5.	Insureds written under the Company’s Non-Standard Medical and Dental Malpractice Quota Share Reinsurance Agreement (or replacement thereof).

	6.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause - Liability - Reinsurance” attached to and forming part of this Contract.

7.

All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund.  “Insolvency fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

	8.	Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association.

B.

Business falling within the scope of one or more of the exclusions set forth in paragraph A or not within the terms, conditions or limitations of this Contract may be submitted to the Reinsurer for special acceptance and, if accepted by the Reinsurer, shall be subject to all the terms of this Contract except as modified by the special acceptance.

Definitions

A.

“Ultimate net loss” as used herein is defined as the sum or sums (including deductibles of $250,000 or less paid by the Company or the insured, loss in excess of policy limits, extra contractual obligations and any loss adjustment expense, as hereinafter defined, which reduces the Company’s limit of liability under the policy involved) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not.  Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company’s ultimate net loss has been ascertained.

B.	“Loss in excess of policy limits” and “extra contractual obligations” as used herein shall be defined as follows:

1.

“Loss in excess of policy limits” shall mean 90.0% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, such loss in excess of the Company’s policy limits having been incurred because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.

2.

“Extra contractual obligations” shall mean 90.0% of any punitive, exemplary, compensatory or consequential damages paid or payable by the Company, not covered by any other provision of this Contract and which arise from the handling of any claim on business subject to this Contract, such liabilities arising because of, but not limited to, failure by the Company to settle within the policy limits or by reason of the Company’s alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of an action against its insured or reinsured or in the preparation or prosecution of an appeal consequent upon such an action.  An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any deliberately fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

If any provision of this Article shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Contract or the enforceability of such provision in any other jurisdiction.

C.	“Insured” as used herein shall mean any party or parties provided with a separate policy limit by the Company.

D.	“Claim” and “occurrence” shall have the same meaning as the term occurrence, claim, medical incident, wrongful act or such similar term, as applicable, under the Company’s policy forms.

E.

“Loss adjustment expense” as used herein shall mean expenses allocable to the investigation, defense and/or settlement of specific claims, including litigation expenses, interest on judgments, and declaratory judgment expense, as outlined below, but not including office expenses or salaries of the Company’s regular employees.

F.

“Declaratory judgment expense” as used herein shall mean all court costs, attorneys’ fees and expenses incurred by the Company in contesting insurance coverage on policies reinsured hereunder.  The following shall apply with regard to declaratory judgment expense:

	1.	Expenses associated with unsuccessful actions constitute loss adjustment expense;

2.

Expenses associated with successful or compromised actions are recoverable at 80.0%, and shall be subject to a $70,000 deductible per action, which shall be retained by the Company, and further shall be limited to $1,000,000 each underwriting year.

Declaratory judgment expenses shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

Unauthorized Reinsurers

A.

If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company’s ceded United States unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

1.

Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

	2.	Escrow accounts for the benefit of the Company; and/or

	3.	Cash advances;

if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.  The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B.

With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an “evergreen clause,” which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date.  The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

	1.	To reimburse itself for the Reinsurer’s share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

	2.	To reimburse itself for the Reinsurer’s share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

	3.	To reimburse itself for the Reinsurer’s share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

4.

To fund a cash account in an amount equal to the Reinsurer’s share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

5.

To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer’s share of the Company’s ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

      In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1), B(2) or B(4), or in the case of B(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

Signed Line %

hannover re

All terms, wordings, special agreements and amendments to be agreed by Hannover Re

Ref.-No.: LY13140B/LY13339A

For our share of: 30% of 100%

equals: $750,000 First Layer
$1,200,000 Second Layer

Hannover: March 8, 2004
Hannover Ruckversicherung AG
North American Treaty Department

/s/ Jurgen Graber /s/ Carola Von-Heimburg